Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2009 Third Quarter and Nine Months; Reaffirms Fiscal 2009 Guidance

DALLAS (August 4, 2009)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2009 third quarter and nine months ended June 30, 2009.

•	Fiscal 2009 third quarter net income was $2.0 million, or $0.02 per diluted share, compared with a net loss of $6.6 million, or $0.07 per diluted share in the prior-year quarter.

•

Consolidated results include noncash, unrealized mark-to-market net gains of $7.0 million, or $0.08 per diluted share for the third quarter of fiscal 2009, compared with net gains of $14.3 million, or $0.16 per diluted share for the prior-year quarter.

•	Atmos Energy reaffirms its fiscal 2009 earnings guidance to be in the previously announced range of $2.05 to $2.15 per diluted share.

For the nine months ended June 30, 2009, net income was $206.9 million, or $2.26 per diluted share, compared with net income of $178.7 million, or $1.99 per diluted share for the same period last year. Net income for the current nine months includes the positive impact of net one-time adjustments of $17.3 million, or $0.19 per diluted share. For the current nine-month period, regulated operations contributed $176.8 million of net income, or $1.93 per diluted share, and nonregulated operations contributed $30.1 million of net income, or $0.33 per diluted share. Nonregulated operations include noncash, unrealized mark-to-market net losses of $9.9 million, or $0.11 per diluted share for the nine months ended June 30, 2009, compared with net gains of $8.7 million, or $0.10 per diluted share for the prior-year period.

“The seasonality of our distribution business typically results in a loss in our fiscal third and fourth quarters” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “However, we experienced solid improvement in both our regulated transmission and storage and nonregulated natural gas marketing segments this quarter, while continuing to control our operating expenses. These results position us well for the remainder of our fiscal year,” Best concluded.

Results for the 2009 Third Quarter Ended June 30, 2009

Natural gas distribution gross profit decreased $8.2 million to $191.7 million for the fiscal 2009 third quarter, compared with $199.9 million in the prior-year quarter, before intersegment eliminations. This decrease reflects a $5.4 million net reduction in margins in the Mid-Tex Division primarily from rate design changes implemented earlier in the fiscal year that decreased the base customer charge and increased the volumetric charge. Additionally, a five percent decrease in consolidated consumption reduced gross profit by $3.5 million. These decreases were partially offset by a $3.3 million increase in rates principally in the Louisiana, Kansas and Georgia service areas.

Regulated transmission and storage gross profit increased $3.0 million to $49.3 million for the three months ended June 30, 2009, compared with $46.3 million for the same period last year, before intersegment eliminations. This increase is due primarily to a $3.5 million increase in demand-based charges and a $1.1 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP). These increases were partially offset by a $0.7 million decrease due to a seven percent decrease in consolidated throughput, due principally to a decline in Barnett Shale activity, industrial demand and electric generation demand.

Natural gas marketing gross profit increased $17.6 million to $15.0 million for the fiscal 2009 third quarter, compared with a $2.6 million loss for the fiscal 2008 third quarter, before intersegment eliminations. This increase is due principally to a $23.0 million quarter-over-quarter increase in Atmos Energy Marketing’s (AEM) realized storage and trading margins. In both quarters, AEM elected to defer physical storage withdrawals into future periods to increase the potential gross profit associated with these positions. This election resulted in the planned recognition of asset optimization losses which were lower in the current quarter than the prior-year quarter. Realized delivered gas margins increased $5.4 million, primarily due to basis gains which increased per-unit margins, coupled with a two percent increase in consolidated sales volumes compared to the same period one year ago. These increases were partially offset by a $10.7 million decrease in unrealized margins due to lower volatility between current cash prices and forward natural gas prices experienced on AEM’s net physical position during the current quarter.

Consolidated operation and maintenance expense for the third quarter of fiscal 2009 was $110.9 million, compared with $117.8 million for the third quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter decreased $5.6 million, compared with the prior-year quarter. The decrease is due primarily to lower pipeline maintenance, fuel and legal costs, partially offset by increased employee wages and benefits.

The provision for doubtful accounts was $1.6 million for the three months ended June 30, 2009, compared with $2.9 million for the same period last year. The $1.3 million decrease primarily reflects the impact of recent rate design changes in certain jurisdictions, which allow for the recovery of the gas cost portion of uncollectible accounts and a 58 percent quarter-over-quarter decline in the average cost of gas.

Results for the third quarter included a $3.3 million noncash charge to impair certain available-for-sale investments based on the company’s belief that the decline in the fair value of these investments would not recover within a reasonable period of time.

Interest charges for the three months ended June 30, 2009, were $41.5 million, compared with $33.5 million for the same period last year. The $8.0 million quarter-over-quarter increase is due primarily to the effect of the company’s March 2009 issuance of $450 million 8.50% senior notes to redeem $400 million 4.00% senior notes in April 2009.

Results for the Nine Months Ended June 30, 2009

Natural gas distribution gross profit increased $26.4 million to $857.1 million for the nine months ended June 30, 2009, compared with $830.7 million in the prior-year period, before intersegment eliminations. This increase is due largely to a net $35.1 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and West Texas service areas, the reversal of a $7.0 million accrual for estimated uncollectible gas costs recorded in a prior year and a $7.8 million increase due to a non-recurring update to the estimate for gas delivered to customers but not yet billed, resulting from base rate changes in several jurisdictions. These increases in gross profit were partially offset by an $18.8 million decrease as a result of a four percent reduction in consolidated distribution throughput primarily associated with lower residential, commercial and industrial consumption and warmer weather in the Colorado service area, which does not have weather-normalized rates.

Regulated transmission and storage gross profit increased $20.5 million to $163.3 million for the nine months ended June 30, 2009, compared with $142.8 million for the same period last year, before intersegment eliminations. This increase is due primarily to an $11.0 million increase in demand-based charges, higher per-unit margins earned on through-system deliveries of $7.5 million, a $2.9 million gain associated with the routine sale of excess inventory and a $3.8 million increase in revenues resulting from filings under GRIP. These increases were partially offset by a $4.2 million decrease due to a reduction in transportation volumes to the company’s Mid-Tex Division, as a result of warmer weather and a seven percent decrease in consolidated throughput, due principally to a decline in Barnett Shale activity, industrial demand and electric generation demand.

Natural gas marketing gross profit increased $8.9 million to $68.6 million for the fiscal 2009 nine-month period, compared with $59.7 million for the prior-year period, before intersegment eliminations. This increase primarily reflects a $30.6 million period-over-period increase from AEM’s storage and trading activities primarily from the recognition in the first quarter of fiscal 2009 of storage withdrawal gains that AEM had captured during fiscal 2008, as a result of deferring storage withdrawals and rolling the associated financial instruments to forward months during the third quarter of fiscal 2008. Additionally, delivered gas margins increased $2.7 million primarily as a result of basis gains, which increased per-unit margins and more than offset a five percent period-over-period decrease in consolidated sales volumes. These increases were partially offset by a $24.4 million decrease in unrealized margins due to the impact of widening spreads between current cash prices and forward natural gas prices experienced on AEM’s net physical position.

Pipeline, storage and other gross profit increased $8.3 million to $27.2 million for the nine months ended June 30, 2009, compared with $18.9 million for the same period last year, before intersegment eliminations. The increase was due principally to larger realized gains from the settlement of financial positions associated with storage and trading activities, basis gains earned from utilizing leased pipeline capacity and higher margins earned under asset management plans during the current-year period compared with the prior-year period. These increases were partially offset by increased unrealized losses, due primarily to the widening of the spreads between current cash prices and forward natural gas prices.

Consolidated operation and maintenance expense for the nine months ended June 30, 2009, was $365.3 million, compared with $359.1 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current nine-month period was $358.4 million, compared with $349.8 million for the prior-year period. The $8.6 million increase resulted from higher pipeline maintenance costs and an increase in employee wages and benefits costs, partially offset by lower fuel costs.

The provision for doubtful accounts was $6.9 million for the nine months ended June 30, 2009, compared with $9.3 million for the same period last year. The $2.4 million decrease primarily reflects the impact of recent rate design changes in certain jurisdictions, which allow for the recovery of the gas cost portion of uncollectible accounts and an 18 percent decline in the average cost of gas.

Results for the nine months ended June 30, 2009, included a $5.4 million noncash charge to impair certain available-for-sale investments based on the company’s belief that the decline in the fair value of these investments would not recover within a reasonable period of time.

Interest charges for the nine months ended June 30, 2009, were $116.0 million, compared with $103.8 million for the nine months ended June 30, 2008. The $12.2 million period-over-period increase primarily reflects the effect of the company’s issuance of senior notes in March 2009. The increase also reflects higher commercial paper rates, increased line of credit commitment fees and higher average short-term debt balances experienced primarily during the first quarter of fiscal 2009.

Results for the nine months ended June 30, 2009, were favorably impacted by a one-time tax benefit of $11.3 million. The benefit arose in the second quarter after the company updated the tax rates used to record its deferred taxes.

The debt capitalization ratio at June 30, 2009, was 49.7 percent, compared with 54.6 percent at September 30, 2008, and 51.5 percent at June 30, 2008. No short-term debt was outstanding at June 30, 2009, compared with $350.5 million at September 30, 2008, and $113.3 million at June 30, 2008.

For the nine months ended June 30, 2009, the company generated operating cash flow of $824.6 million, compared with $417.4 million for the nine months ended June 30, 2008. Period over period, the $407.2 million increase in operating cash flow is primarily due to the decline in natural gas prices in the current year as compared to one year ago, which increased operating cash flow by $251.1 million. The increase in operating cash flow was also positively impacted by $99.9 million due to lower cash margin requirements related to the company’s natural gas marketing financial instruments and by $49.0 million due to the favorable timing in the recovery of gas costs during the current year.

Capital expenditures increased to $342.3 million for the nine months ended June 30, 2009, compared with $312.9 million for the same period last year. The $29.4 million increase primarily reflects spending for the construction of a pipeline extension in the company’s regulated operations.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to expect fiscal 2009 earnings to be in the range of $2.05 to $2.15 per diluted share, excluding any material mark-to-market impact. Major assumptions underlying the earnings projection remain materially unchanged. Capital expenditures for fiscal 2009 remain unchanged and are expected to range from $500 million to $515 million.

However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2009, and changes in events or other circumstances that the company cannot currently anticipate or predict, including adverse credit market conditions, could result in earnings for fiscal 2009 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

Conference Call to be Webcast August 5, 2009

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2009 third quarter and first nine months on Wednesday August 5, 2009, at 8 a.m. EDT. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; Fred Meisenheimer, senior vice president and chief financial officer; and Mark Johnson, senior vice president, nonregulated operations.

Highlights and Recent Developments

Credit Ratings Upgraded

On May 18, 2009, Moody’s Investors Service raised its corporate credit rating on Atmos Energy Corporation’s senior long-term debt from Baa3 to Baa2 and its commercial paper from P-3 to P-2, and changed its outlook from “positive” to “stable”.

Atmos Energy Redeems Senior Notes

On April 30, 2009, Atmos Energy Corporation redeemed its $400 million 4.00% senior notes. The senior notes were redeemed using most of the net proceeds received from its March 26, 2009 public offering of $450 million 8.50% senior notes.

Appointment of Vice President and Controller

On May 5, 2009, Christopher T. Forsythe was promoted to vice president and controller from director of financial reporting. Mr. Forsythe reports to Fred Meisenheimer, senior vice president and chief financial officer of Atmos Energy Corporation.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2009. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income

(000s except per share)

	Three Months Ended June 30		Percentage
	2009	2008	Change

Gross Profit:
Natural gas distribution segment	$191,682	$199,928	(4)%
Regulated transmission and storage segment	49,345	46,286	7%
Natural gas marketing segment	15,022	(2,631)	671%
Pipeline, storage and other segment	4,014	3,174	26%
Intersegment eliminations	(423)	(535)	21%

Gross profit	259,640	246,222	5%

Operation and maintenance expense	110,895	117,822	(6)%
Depreciation and amortization	54,181	50,356	8%
Taxes, other than income	47,577	57,335	(17)%
Asset impairment	3,304	—	100%

Total operating expenses	215,957	225,513	(4)%

Operating income	43,683	20,709	111%

Miscellaneous income	1,219	1,600	(24)%
Interest charges	41,511	33,470	24%

Income (loss) before income taxes	3,391	(11,161)	130%
Income tax expense (benefit)	1,427	(4,573)	131%

Net income (loss)	$1,964	$(6,588)	130%

Basic net income (loss) per share	$0.02	$(0.07)
Diluted net income (loss) per share	$0.02	$(0.07)

Cash dividends per share	$.330	$.325

Weighted average shares outstanding:
Basic	91,338	89,648
Diluted	92,002	89,648

	Three Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2009	2008	Change

Natural gas distribution	$(14,941)	$(12,378)	(21)%
Regulated transmission and storage	12,954	10,265	26%
Natural gas marketing	2,099	(6,314)	133%
Pipeline, storage and other	1,852	1,839	1%

Consolidated net income (loss)	$1,964	$(6,588)	130%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income

(000s except per share)

	Nine Months Ended June 30		Percentage
	2009	2008	Change

Gross Profit:
Natural gas distribution segment	$857,146	$830,652	3%
Regulated transmission and storage segment	163,261	142,772	14%
Natural gas marketing segment	68,589	59,664	15%
Pipeline, storage and other segment	27,175	18,856	44%
Intersegment eliminations	(1,268)	(1,690)	25%

Gross profit	1,114,903	1,050,254	6%

Operation and maintenance expense	365,312	359,064	2%
Depreciation and amortization	160,757	147,659	9%
Taxes, other than income	150,028	153,170	(2)%
Asset impairments	5,382	—	100%

Total operating expenses	681,479	659,893	3%

Operating income	433,424	390,361	11%

Miscellaneous income (expense)	(647)	2,974	(122)%
Interest charges	116,035	103,803	12%

Income before income taxes	316,742	289,532	9%
Income tax expense	109,812	110,783	(1)%

Net income	$206,930	$178,749	16%

Basic net income per share	$2.28	$2.00
Diluted net income per share	$2.26	$1.99

Cash dividends per share	$.990	$.975

Weighted average shares outstanding:
Basic	90,940	89,281
Diluted	91,590	89,937

	Nine Months Ended June 30		Percentage
Summary Net Income by Segment (000s)	2009	2008	Change

Natural gas distribution	$136,768	$113,442	21%
Regulated transmission and storage	40,080	35,336	13%
Natural gas marketing	16,022	19,565	(18)%
Pipeline, storage and other	14,060	10,406	35%

Consolidated net income	$206,930	$178,749	16%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets

(000s)

	June 30, 2009	September 30, 2008

Net property, plant and equipment	$4,339,364	$4,136,859

Cash and cash equivalents	125,735	46,717
Accounts receivable, net	241,582	477,151
Gas stored underground	317,275	576,617
Other current assets	111,420	184,619

Total current assets	796,012	1,285,104

Goodwill and intangible assets	738,615	739,086
Deferred charges and other assets	222,039	225,650

	$6,096,030	$6,386,699

Shareholders’ equity	$2,191,520	$2,052,492
Long-term debt	2,169,395	2,119,792

Total capitalization	4,360,915	4,172,284

Accounts payable and accrued liabilities	221,968	395,388
Other current liabilities	422,200	460,372
Short-term debt	—	350,542
Current maturities of long-term debt	131	785

Total current liabilities	644,299	1,207,087

Deferred income taxes	510,901	441,302
Deferred credits and other liabilities	579,915	566,026

	$6,096,030	$6,386,699

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows

(000s)

	Nine Months Ended June 30
	2009	2008

Cash flows from operating activities

Net income	$206,930	$178,749
Depreciation and amortization	160,817	147,765
Deferred income taxes	62,658	77,864
Changes in assets and liabilities	371,180	236
Other	23,009	12,767

Net cash provided by operating activities	824,594	417,381

Cash flows from investing activities

Capital expenditures	(342,326)	(312,878)
Other, net	(6,094)	(4,303)

Net cash used in investing activities	(348,420)	(317,181)

Cash flows from financing activities

Net decrease in short-term debt	(366,449)	(35,721)
Net proceeds from issuance of long-term debt	445,623	—
Settlement of Treasury lock agreement	1,938	—
Repayment of long-term debt	(407,287)	(9,945)
Cash dividends paid	(90,909)	(87,821)
Issuance of common stock	19,928	19,063

Net cash used in financing activities	(397,156)	(114,424)

Net increase (decrease) in cash and cash equivalents	79,018	(14,224)
Cash and cash equivalents at beginning of period	46,717	60,725

Cash and cash equivalents at end of period	$125,735	$46,501

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2009	2008	2009	2008
Consolidated natural gas distribution throughput (MMcf as metered)	69,678	73,483	352,081	367,297
Consolidated regulated transmission and storage transportation volumes (MMcf)	141,556	152,450	400,699	429,758
Consolidated natural gas marketing sales volumes (MMcf)	84,162	82,122	282,443	298,351
Natural gas distribution meters in service	3,210,325	3,205,456	3,210,325	3,205,456
Natural gas distribution average cost of gas	$4.87	$11.53	$7.18	$8.77
Natural gas marketing net physical position (Bcf)	20.0	17.5	20.0	17.5

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